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Exhibit 99.1

[THIS DOCUMENT CONTAINS A DESCRIPTION OF THE BACKGROUND OF THE PROPOSED TRANSACTION BETWEEN PRIME RETAIL, INC. AND THE LIGHTSTONE GROUP, LLC AND WILL BE PROVIDED TO CERTAIN HOLDERS OF THE COMPANY'S PREFERRED STOCK.

PRIME RETAIL PLANS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CONCERNING THE PROPOSED TRANSACTION. INVESTORS OF PRIME RETAIL ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS FILED AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS WILL BE ABLE TO OBTAIN THE DOCUMENTS, WHEN THEY BECOME AVAILABLE, FREE OF CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. IN ADDITION, INVESTORS MAY OBTAIN DOCUMENTS FILED WITH THE SEC BY PRIME RETAIL FREE OF CHARGE BY ACCESSING THE COMPANY'S WEBSITE OR BY REQUESTING SUCH DOCUMENTS IN WRITING FROM PRIME RETAIL, INC., 100 EAST PRATT STREET, 19TH FLOOR, BALTIMORE, MARYLAND 21202 OR BY TELEPHONE AT (410) 234-0782.

PRIME RETAIL, ITS DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN OF PRIME RETAIL'S EMPLOYEES MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF PRIME RETAIL IN CONNECTION WITH THE PROPOSED TRANSACTION. THESE PARTICIPANTS MAY HAVE INTERESTS IN THE ACQUISITION, IF CONSUMMATED, INCLUDING INTERESTS RESULTING FROM HOLDING EQUITY INTERESTS IN PRIME RETAIL OR ITS OPERATING PARTNERSHIP. INFORMATION ABOUT THE INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF PRIME RETAIL AND THEIR OWNERSHIP OF SECURITIES OF PRIME RETAIL WILL BE SET FORTH IN THE PROXY STATEMENT.

INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.]

Background to the Proposed Transaction with The Lightstone Group, LLC

        In this summary, we may refer to Prime Retail, Inc., a Maryland corporation, as "we," "us," "our," "Prime," or the "Company".

        In January 2000, we suspended payment of distributions on our preferred stock and common stock because of our deteriorating operating performance, obligations to make certain short-term debt payments and limited liquidity with which to meet such obligations. Our operating income continued to decline in 2000 hindering our ability to address capital expenditure needs and debt repayment obligations which, among other reasons, prompted us to sell four of our outlet centers and obtain a $90 million mezzanine loan in December 2000 from an affiliate of Fortress Investment Group LLC ("Fortress") and Greenwich Capital Financial Products, Inc. Thereafter, we were informed that Fortress had acquired the $112 million loan secured by first mortgages on six of our outlet centers sometimes referred to as the "bridge loan." In order to repay both the mezzanine and bridge loan and stabilize our financial condition, we completed several strategic asset sales and significantly reduced operating expenses during 2001 and 2002, resulting in the sale of the bridge loan properties into a joint venture and the repayment of all but $17 million of the $112 million bridge loan in July of 2002, and the repayment in full of the mezzanine loan in December 2002. One such asset sale involved the sale of the Company's outlet center in Barceloneta, Puerto Rico in December, 2002 to an affiliate of The Lightstone Group, LLC ("Lightstone") for an aggregate purchase price of $36.5 million.

        On June 4, 2002, we received an unsolicited proposal from Fortress, which was then a lender to the Company, to sponsor a recapitalization of the Company that would result in Fortress acquiring a controlling interest in the Company. The proposed transaction involved, among other things, a tender offer by Fortress for all of the outstanding capital stock of the Company at a price per share for our series A preferred stock, series B preferred stock and common stock of $8.00, $3.00 and $0.15, respectively, or an aggregate purchase price of approximately $48 million.

        On June 6, 2002, partially in response to the unsolicited proposal from Fortress, our board of directors formed a special committee of independent directors (the "Special Committee") to consider and evaluate recapitalization, restructuring, financing and other strategic alternatives, including the Fortress proposal. Our board of directors appointed Mr. Kenneth A. Randall, Ms. Sharon Sharp, Governor James R. Thompson and Mr. Marvin S. Traub to serve on the Special Committee. Governor Thompson was and is the Chairman of Winston & Strawn LLP, the Company's primary counsel. The Special Committee convened in executive session at the June 6 board meeting and, after considering proposals from several other investment banking firms, selected Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey") to serve as financial advisor to the Special Committee and to assist the Special Committee and Company in exploring means by which to strengthen the Company's financial position and address the Company's long-term capital requirements.

        On June 21, 2002, Mr. Howard Amster, a director and stockholder of the Company, together with representatives of Houlihan Lokey, met with Fortress to discuss the terms of the Fortress proposal. Although Mr. Amster attended this meeting with the prior approval of the Company, Mr. Amster participated in such meeting solely in his capacity as a stockholder and not as a director or representative of the Company's board.

        On June 25, 2002, Fortress submitted a revised proposal to the Company to sponsor a recapitalization of the Company that would result in Fortress acquiring a controlling interest in the Company. The revised proposal involved, among other things, a tender offer by Fortress for all of the outstanding capital stock of the Company at a price per share for our series A preferred stock, series B preferred stock and common stock of $8.00, $5.00 and $0.20, respectively, or an aggregate purchase price of approximately $66 million.

        On July 1, 2002, the Special Committee elected Mr. Randall as chairman, selected Hogan & Hartson L.L.P. as its special legal counsel and approved the final terms of the engagement agreement with Houlihan Lokey. The Special Committee discussed the revised Fortress proposal and decided to defer responding to Fortress until Houlihan Lokey had an opportunity to complete its review of the Company and the proposal.

        The Special Committee held two meetings in July 2002 at which representatives of Houlihan Lokey reported to the Special Committee on the status of Houlihan Lokey's valuation of the Company and analysis of potential restructuring and other strategic alternatives available to the Company, including preliminary thoughts and analysis concerning the revised Fortress proposal, and a report of Houlihan Lokey's discussions with Fortress to date.

        On July 26, 2002, we sold the six bridge loan properties to a joint venture and repaid all but $17 million of the original $112 million bridge loan held by Fortress. The remaining balance under the bridge loan was converted into a joint venture interest (the "Fortress JV Interest") in an entity that formed another entity with a third party to indirectly acquire the properties. We guaranteed the redemption of such interest, which continues to be held by Fortress, in full plus a stated return on such interest on or before December 31, 2003.

        At the August 12, 2002 Special Committee meeting, representatives of Houlihan Lokey presented an overview of the Company's financial condition, a summary of Houlihan Lokey's valuation of the Company and an analysis of the restructuring and other strategic alternatives available to the Company.

        At the August 13, 2002 board meeting, Houlihan Lokey made a presentation to our board of directors concerning its initial report to the Special Committee, including a discussion about the valuation of the Company and issues facing the Company, both operational and in any restructuring or recapitalization, as well as the advantages and disadvantages of the various recapitalization, restructuring and strategic alternatives available to the Company. At this meeting, the board made a determination that the most recent Fortress proposal was inadequate. During the meeting, Houlihan Lokey also was directed to review various strategic courses of action for the Company, including the sale of substantial assets and the ability to raise capital from our existing stockholders through a rights offering, and to continue to undertake negotiations with Fortress concerning its unsolicited proposal.

        On August 28, 2002, after additional analysis of the amount of additional capital needed by the Company and related matters, the Special Committee approved the engagement of Granite Partners, L.L.C. ("Granite") as a financial advisor to assist the Company in its efforts to raise capital. The Company continued to explore recapitalization and restructuring alternatives as well as other strategic alternatives. The Company also directed its representatives to continue discussions with Fortress.

        In order to preserve our status as a real estate investment trust, our charter contains limitations that restrict, subject to certain exceptions, the number of shares of the various classes of our capital stock that may be held by any investor. In general, these limitations prohibit, among other things, any investor from owning more than 10% of the shares of our series A preferred stock outstanding. Merrill Lynch & Co. ("Merrill"), as an original investor in our initial public offering in 1994, was exempted from such ownership limitation with respect to the 741,500 shares, or approximately 32%, of our series A preferred stock that it acquired in such offering. In September 2002, Merrill, which continued to own the 741,500 shares of our series A preferred stock it acquired in our initial public offering, requested, as permitted by our charter, that our board of directors waive the 10% ownership limitation pertaining to our series A preferred stock in order to allow Merrill to sell all of its series A preferred stock to an unidentified buyer. The Company informed Merrill that it would need to know the identity of the buyer and other information before the Company would consider a waiver. After learning of Fortress' potential interest in acquiring all of Merrill's series A preferred stock, the Company and its representatives entered into discussions with Fortress concerning the terms under which the Company would consider granting Fortress the requisite waiver. Specifically, the Company discussed arrangements relating to the voting or repurchase of such shares that would neutralize the potential veto or blocking position that Fortress, as an owner of 32% of our series A preferred stock with an expressed interest in acquiring a controlling interest in the Company, could exercise. The parties were unable to reach agreement on the terms of a waiver. On September 26, 2002, Fortress filed a Schedule 13D with the Securities and Exchange Commission disclosing that it had acquired 230,000 shares, or 10%, of our series A preferred stock from Merrill at a purchase price of $8.00 per share.

        On October 7, 2002, the Company issued a press release in which the Company announced the receipt of unsolicited proposals from Fortress on June 4, 2002 and on June 25, 2002, and stated that, after due consideration, the Fortress proposal, as revised on June 25, was inadequate. On October 25, 2002, the Special Committee authorized Houlihan Lokey to continue formal negotiations with Fortress to more fully develop a proposal with Fortress that would result in the best transaction possible for the Company's stockholders while the Company and its financial advisors continue to explore other potential transactions.

        From September 2002 through October 2002, the representatives of Granite, with assistance from the Company and Houlihan Lokey, completed the preparation of preliminary information packages and a more complete offering memorandum with financial projections for the Company's properties.

        From early September 2002 through late November 2002, Granite engaged in an extensive capital raising effort during which Granite contacted approximately 100 prospective investors. As a result of these efforts, Granite concluded, and advised our board of directors and the Special Committee, that it was unlikely that the Company would attract meaningful capital investment without the third party investor requiring that it obtain a controlling interest in the Company. Granite further advised the Company, however, that during its marketing efforts, several parties, including Lightstone, expressed a strong interest in pursuing a strategic transaction with the Company, provided such transaction resulted in their control of the Company.

        In an effort to pursue a strategic transaction, from November 2002 until early December 2002, 20 prospective investors, including competitors of the Company, were contacted by Houlihan Lokey and Granite and 13 prospective investors entered into, or reaffirmed their existing, confidentiality agreements with the Company and received copies of the offering memorandum. On November 15, 2002, all of the prospective investors who remained interested in pursuing a potential transaction with the Company were instructed to submit proposals according to specific guidelines including timing of submission, type of transaction and form of consideration. From late November 2002 through December 4, 2002, the Company, with the assistance of Houlihan Lokey and Granite, conducted management presentations for four prospective buyers at the Company's offices in Baltimore, Maryland. The Company also provided additional information as requested by the prospective investors to develop more fully their proposals.

        During the first week of December 2002, the Company received six written expressions of interest, four bids for all of the outstanding capital stock of the Company and two bids for all or a significant portion of the assets of the Company, subject in each case to the completion of due diligence. The bids for all of the outstanding capital stock of the Company ranged in net value to the Company from approximately $80 million to $120 million. During the following week, Houlihan Lokey discussed the various bids with the prospective purchasers in an attempt to determine the strengths and weaknesses of each bid.

        On December 13, 2002, the Special Committee and our board of directors held meetings to review with their legal and financial advisors the terms of the remaining bids submitted by prospective purchasers. As a result of such meetings, the Special Committee and our board of directors identified three of the prospective purchasers to participate in another round of bidding and instructed Houlihan Lokey to develop best and final offers from such parties.

        The Company and its representatives informed the three prospective purchasers that they had been selected to participate in a final round of bidding. Prior to December 19, 2002, Houlihan Lokey and Granite had several conversations with each of the parties, as well as with their respective sources of capital, to address issues with the parties' prior proposals and to provide valuation guidance.

        On December 19, 2002, the three prospective purchasers previously selected by the Company submitted revised bids to acquire all of the outstanding capital stock of the Company, subject in each case to the completion of due diligence. The bids ranged in net value to the Company from approximately $125 million to $138.5 million.

        On December 23, 2002, based on the recommendation of the Special Committee, which was based on advice provided by Houlihan Lokey, our board of directors instructed management to pursue a potential transaction with the prospective purchaser which had submitted a bid, subject to the completion of due diligence, to acquire all of the outstanding capital stock of the Company for an aggregate purchase price of approximately $138.5 million.

        On December 31, 2002, at the request of the bidding party and in order to begin negotiating the terms of a definitive agreement, the Company entered into an exclusivity agreement whereby the bidding party agreed to conduct and complete its due diligence on the Company and the Company agreed not to provide any further information to, or have any further discussions with, other prospective buyers during the exclusivity period which expired on February 14, 2003. Thereafter, the Company facilitated the due diligence efforts of the bidding party and began to negotiate the terms of a definitive agreement.

        During December 2002 and early 2003, at the direction of the Special Committee, Houlihan Lokey contacted several of the Company's series A preferred stockholders and series B preferred stockholders in order to facilitate a means whereby such stockholders could provide input concerning the Company's strategic alternatives including input regarding the manner in which any consideration payable in connection with a strategic transaction would be allocated among the Company's stockholders. In January 2003 as discussions with third parties concerning a strategic transaction advanced, Houlihan Lokey facilitated limited discussions involving certain holders of the Company's preferred stock who had agreed to enter into confidentiality agreements with the Company. The purpose of such discussions was to obtain input from holders of the Company's series A and series B preferred stock with respect to the possible allocation of consideration among the Company's stockholders assuming an acquisition of the Company resulting in aggregate consideration to the Company's stockholders in the range of $130 million to $135 million. Holders of approximately 23.3% of the outstanding series A preferred stock and approximately 40.3% of the outstanding series B preferred stock, in both cases including Mr. Howard Amster and other stockholders owning shares of both series A preferred stock and series B preferred stock, participated in the discussions, and with the exception of Mr. Amster, all of such stockholders executed confidentiality agreements. Neither Merrill nor Fortress participated in such discussions. Based on a potential transaction involving aggregate consideration of approximately $133 million, a subgroup of the participating series A preferred stockholders and series B preferred stockholders collectively arrived at a consensus with respect to an allocation of $18.50 per share, and $10.25 per share for the series A preferred stock and series B preferred stock, respectively. Stockholders participating in these discussions did not assign a per share value to the common stock, but rather an aggregate allocation of $10.0 million to the common stockholders in the aggregate.

        On February 10, 2003, Houlihan Lokey presented to the Special Committee a valuation summary of the Company as well as the series A preferred stock, the series B preferred stock, the common stock and common units and explained the various methodologies used in deriving its valuation of the Company and each of its classes of equity securities.

        Prior to the Special Committee meeting on February 13, 2003, the party to the exclusivity agreement communicated to the Company that, as a result of the party's due diligence findings, it would require a significant unspecified price reduction in order to continue with the transaction. The party also requested that the exclusivity period be extended until February 24, 2003 to complete its due diligence and determine the price reduction it would require in order to proceed with the transaction.

        On February 13, 2003, our board of directors, based on the recommendation of the Special Committee, authorized the Company to extend the exclusivity period until February 24, 2003 in an effort to determine whether a strategic transaction on mutually agreeable terms could be reached.

        On February 14, 2003, the parties agreed to extend the exclusivity period to February 24, 2003.

        On February 23, 2003, the party informed the Company that it would not be submitting a revised bid and that it was no longer interested in pursuing a strategic transaction on the same terms and of the same structure previously proposed. As a result, all related discussions were subsequently terminated.

        On February 24, 2003, our board of directors, based on the recommendation of the Special Committee, instructed Houlihan Lokey to contact one of the two other parties that participated in the final round of bidding in December 2002 to determine if such party remained interested in pursuing a strategic transaction with the Company on the terms previously submitted.

        On March 1, 2003, the Company received a proposal from the party in question to acquire all of the capital stock of the Company for $117.5 million subject to certain deductions and the completion of due diligence.

        On March 3, 2003, the Special Committee, and later that same day the board of directors, met to consider the proposal received on March 1, 2003. Houlihan Lokey reported that the net value to the Company's equity holders of the offer was approximately $112.5 million but that the structure of the deal, including proposed purchase price adjustments based on the Company's working capital and expenses, made valuation of the bid difficult to assess. As a result, and as the Special Committee recommended, the board of directors declined to enter into exclusive discussions with the bidder.

        Houlihan Lokey thereafter contacted the other parties which previously expressed an interest in the Company, including Lightstone, to determine if such parties continued to have an interest in pursuing a strategic transaction with the Company and, if so, to submit proposals to the Company prior to March 12, 2003.

        On March 4, 2003, the Company issued a press release disclosing the limited discussions among certain preferred stockholders in accordance with the terms of the confidentiality agreements entered into with such stockholders. The Company also announced that the discussions with the third party concerning a potential sale of the Company that were the basis for such discussions had ceased.

        By March 12, 2003, the Company had received the latest three bids from prospective purchasers, including a bid from Lightstone, to acquire all of the outstanding capital stock of the Company, subject to the completion of due diligence. The bids ranged in net value to the Company from approximately $100 million to $118 million, the highest bid being from Lightstone. Lightstone proposed to acquire all of the outstanding capital stock of the Company for consideration of $121 million less certain transaction expenses (which the Company estimated as approximately $3 million at the time), subject to, among other things, the completion of satisfactory due diligence

        On March 13, 2003, the Special Committee, and later that same day the board of directors, met to review the proposal. Based on the recommendation of the Special Committee, our board of directors authorized the Company to enter into an exclusivity arrangement and pursue a possible strategic transaction with Lightstone.

        On March 19, 2003, at the request of Lightstone and in order to begin negotiating the terms of a definitive agreement, the Company entered into an exclusivity agreement whereby Lightstone agreed to conduct and complete its due diligence on the Company and the Company agreed not to provide any further information to, or have any further discussions with, other prospective buyers during the exclusivity period which expired on April 17, 2003.

        On March 21, 2003, representatives of the Company circulated an initial draft of an agreement and plan of merger. The representatives of the Company and the buyer held several meetings over the next several months to negotiate the terms and conditions of the proposed merger agreement and other structural issues with respect to the proposed transaction. During this time, the Company and its representatives also had several discussions with the buyer and its representatives about issues involving the partnership agreement of the Company's operating partnership and the common unit holders.

        On April 15, 2003, Lightstone, after due diligence, submitted a revised bid to acquire all of the Company's outstanding capital stock for $113 million less all transaction expenses of the Company (which the Company estimated to be $1.5 million at the time) other than the investment banking fees of Houlihan Lokey and Granite which would be paid by Lightstone. The transaction would result in net consideration to stockholders of approximately $111.5 million.

        On April 17, 2003, the exclusivity period expired but the Company and Lightstone continued to negotiate a transaction.

        On April 18, 2003, Houlihan Lokey presented to the Special Committee a valuation summary of the Company as well as the series A preferred stock, the series B preferred stock, the common stock and the common units. At this meeting, the Special Committee also discussed an alternative transaction proposal that one of the Company's directors, Mr. Michael Reschke, had submitted for the board's consideration and which involved, in part, the sale of a majority interest in six outlet centers, including several of the Company's better performing assets, to a real estate syndicator, the sale, consistent with the Company's then current business plan and initiatives already undertaken by the Company, of five under-performing outlet centers, and a rights offering to the Company's stockholders (the "Alternative Transaction Proposal"). In presenting this proposal, Mr. M. Reschke expressed his view that the Alternative Transaction Proposal would result in $70 million to $90 million more value for the Company's stockholders than the transaction with Lightstone then under consideration. The Special Committee recommended that the Company continue to pursue the transaction with Lightstone. It also recommended that the Company further explore with Mr. M. Reschke the Alternative Transaction Proposal.

        During negotiations in late April 2003, Lightstone agreed to increase its offer to acquire all of the outstanding capital stock of the Company to $115 million net to the Company's stockholders and unit holders, subject, to among other things, the resolution of an acceptable termination fee and expense reimbursement. During the course of these negotiations, Lightstone also advised the Company, that as a condition to entering into a definitive merger agreement, it would require agreements from certain directors, in their capacities as stockholders of the Company, to vote their shares in favor of the Lightstone transaction.

        Also during April 2003, management of the Company was asked by Mr. Amster, one of the Company's directors, to work with him to develop more fully the concept of a stockholder rights offering.

        In late April 2003, Mr. M. Reschke provided the Company and the board with additional information concerning the Alternative Transaction Proposal. In addition, on April 25, 2003, the Company received a non-binding proposal from a real estate syndicator to acquire a 75% interest in five of the Company's better performing outlet centers (rather than the six centers initially contemplated by the plan submitted by Mr. M. Reschke).

        On April 29, 2003, Mr. David Lichtenstein, the chief executive officer of Lightstone, was invited to address the board of directors to address questions about his company and its proposal to acquire us. After Mr. Lichtenstein left the meeting, presentations were made to the board members by Mr. M. Reschke on the Alternative Transaction Proposal, by Mr. G. Reschke on the Company's most recent five-year business plan and by Mr. Amster on a stockholder rights offering. During the discussion that followed, Messrs. Amster, M. Reschke and Mr. Skoien expressed their reluctance to approve the Lightstone transaction, citing concerns as to the aggregate consideration payable in connection with the offer, the ability to obtain requisite approval of stockholders based on the allocation of such consideration and the possibility that other alternatives, including continuing to operate as an independent company and considering pursuing the Alternative Transaction Proposal, might be more favorable to the Company's stockholders. Mr. Amster suggested that he would be less reluctant if the preferred stockholders, including himself, were able to participate with Lightstone in the transaction as continuing equity owners, rather than being required to sell their shares for cash. After the presentations, the Special Committee reconvened to discuss the proposals. Mr. G. Reschke advised the Special Committee that, based on his discussion with proxy solicitation firms, it would be difficult to obtain two-thirds approval of the preferred stockholders if Messrs. Amster and Skoien, the two directors on the Company's board elected by the Company's preferred stockholders (collectively, the "preferred board representatives"), voted against the transaction, given the size of Mr. Amster's holdings and the likely influence that their no vote would have over the preferred stockholders. The Special Committee considered and approved a follow-up meeting between Mr. Lichtenstein and the preferred board representatives. The purpose of the meeting with Mr. Lichtenstein was to explore whether the terms of the Lightstone transaction, including price, could be improved and the structure of such transaction refined to allow preferred stockholders who did not want to cash-out their equity investment in the Company to participate with Lightstone in some fashion. The Special Committee also directed Houlihan Lokey and Granite to analyze the Alternative Transaction Proposal presented by Mr. M. Reschke.

        At the April 29, 2003 meeting, management of the Company, including Glenn Reschke, presented a five-year business plan for the Company. In the course of this presentation, management noted that successful execution of this plan could result in the Company achieving an equity value greater than the purchase price proposed by Lightstone. Management further noted, however, that such successful execution would require a reversal of several historic trends relating to the Company's operating performance, including (i) modest growth of the Company's net operating income, which had declined in each of the past three years, (ii) an increase in portfolio occupancy which had decreased in each of the past three years and (iii) improvement in same-store sales of the Company's core centers which, in the aggregate, also have declined in each of the past three years.

        Prior to May 2, 2003, the preferred board representatives, together with representatives from Houlihan Lokey, held discussions with Mr. Lichtenstein to explore whether the terms of the Lightstone transaction, including price and structure, could be improved. In separate discussions during this period involving Houlihan Lokey and the preferred board representatives, the preferred board representatives proposed an allocation based on an approximation of a pro rata reduction of the relative values or prices discussed by certain preferred stockholders in February based on a proposed total purchase price of $115 million (rather than the $133 million considered in February 2003). This pro rata reduction equated to price per share amounts of approximately $16.04 per share to the series A preferred stockholders, $8.93 per share to the series B preferred stockholders and $0.15 per share to the common stockholders. These represented allocations at which the preferred board representatives indicated that they would support a transaction.

        On May 2, 2003, the Special Committee met and received a report from the preferred board representatives on their meeting with Mr. Lichtenstein, which was also attended by representatives of Houlihan Lokey. Mr. Amster confirmed that Mr. Lichtenstein was unwilling to pay more than $115 million for the Company but that he was willing to allow a limited number of preferred stockholders to participate in the transaction with Lightstone as continuing equity investors under certain terms and conditions and agreed that, as part of a definitive merger agreement, Lightstone would commit to provide financing to enable the Company to fund its obligation to redeem the Fortress JV Interest regardless of whether the proposed merger closed. Mr. Amster also informed the Special Committee that both Mr. Skoien and he now believed an allocation of $16.04 per share to the series A stockholders, $8.93 per share to the series B stockholders and $0.15 per share to the common stockholders was likely to be approved by the series A stockholders and the series B stockholders and that he would support the transaction at such an allocation. Mr. Amster left the meeting and the Special Committee discussed his report and proposed allocation. Winston & Strawn LLP, counsel to the Company, updated the Special Committee on the status of negotiations with Lightstone concerning the proposed transaction. In this update, it was noted that Lightstone continued to require, as a condition to proceeding with the transaction, voting agreements from each of the preferred board representatives that would obligate such individuals to vote all of their shares of capital stock in the Company in favor of the transaction. Granite and Houlihan Lokey then provided summaries of their respective analyses of the Alternative Transaction Proposal submitted by Mr. M. Reschke. Both Granite and Houlihan Lokey expressed significant reservations about such a transaction, including that the transaction was subject to numerous contingencies, including the Company's ability to obtain, at its expense, requisite financing, and that the transaction, even if consummated, would not result in a residual value for the Company as high as Mr. M. Reschke projected nor would it necessarily result in liquidity for all of the Company's stockholders. Our board of directors met later in the day and, based on the recommendation of the Special Committee and the reports of its advisors, instructed the Company to continue efforts to negotiate a definitive agreement with Lightstone rather than pursue the Alternative Transaction Proposal. Mr. M. Reschke dissented from such recommendation. The Special Committee also asked Houlihan Lokey to provide valuations for each of the classes of the Company's capital stock.

        After May 2, 2003 and in light of the discussions with Lightstone at a purchase price of $115 million, Houlihan Lokey again facilitated discussions among preferred stockholders who entered into confidentiality agreements with the Company. As part of their discussions, the restricted stockholders were asked to provide input on a possible allocation of consideration among the Company's stockholders assuming an acquisition of the Company resulting in aggregate consideration to the Company's stockholders of approximately $115 million. In addition, the restricted stockholders were asked to provide input on an approximate allocation of such consideration among the series A preferred stock, series B preferred stock and the common stock of $15.90, $8.80 and $0.17, respectively, which represented an approximate pro rata reduction of the consensus allocation discussed by certain members of the prior group of restricted preferred stockholders.

        On May 8, 2003, the Company and its representatives met with Lightstone and its representatives in New York to discuss the terms of the transaction.

        On May 9, 2003, the Special Committee met and received a report from Mr. G. Reschke as to the status of negotiations with Lightstone. Mr. G. Reschke also reported that in reviewing the terms under which certain preferred stockholders would participate in the transaction with Lightstone as a way of increasing the likelihood of preferred stockholder support, it was determined, after consultation with the preferred board representatives, that the benefits of the proposed "rollover" participation component of the transaction to our preferred shareholders were somewhat limited and outweighed by the resulting complexities caused to the transaction. As a result, Mr. G. Reschke recommended that the feature be removed from the transaction. Mr. G. Reschke reported that Mr. Amster was still in support of the transaction as long as the allocation was consistent with the preferred board representatives' recommendations discussed on May 2, 2003, even though there would not be an option for existing preferred stockholders to participate in the transaction with Lightstone through a rollover component.

        On May 14, 2003, the Special Committee met and received a report from Mr. G. Reschke that the Company and Lightstone were continuing in their negotiations of a definitive agreement. At the Special Committee meeting and the board meeting immediately following, Houlihan Lokey presented a valuation summary of the Company as well as the series A preferred stock, series B preferred stock, common stock and common units. With respect to the Lightstone proposal, Houlihan Lokey indicated its preliminary view that the proposed purchase price of $115 million represented an aggregate consideration that was fair to the Company's stockholders. Houlihan Lokey also reported that, based upon the information available to it as of such date, its preliminary estimate as to the range of values for each class of the Company's capital stock, considered independently as of the date of the Special Committee meeting, was $16.00 to $18.60 per share for the series A preferred stock, $6.10 to $7.20 per share for the series B preferred stock, and $0.13 to $0.14 per share for the common stock. Houlihan Lokey also reported its view that the all cash offer to the Company's stockholders provided by the Lightstone transaction was a superior alternative for the Company's stockholders than the Company continuing to operate on a stand alone basis.

        On May 28, 2003, the Special Committee met and received a report from Mr. G. Reschke on the status of the continuing negotiations with Lightstone. The Special Committee again discussed the issue of allocation. Mr. G. Reschke reported that, after further discussions with the preferred board representatives, the preferred board representatives would now support an allocation of $16.25 per share to the series A stockholders, $8.66 per share to the series B stockholders and $0.18 per share to the common stockholders.

        On June 2, 2003, the Special Committee met again to discuss the manner in which the aggregate consideration paid by Lightstone should be allocated among the various classes of our capital stock. No formal action was taken by the Special Committee at this meeting. The Special Committee did instruct Houlihan Lokey to continue to seek input from preferred stockholders on the matter of allocation. The Special Committee also asked that the preferred board representatives attend the next meeting of the Special Committee in order to explain their views on allocation.

        The Special Committee next met on June 5, 2003. At this meeting, Houlihan Lokey reported on its discussions with Merrill, which owned 22% of the series A preferred stock and had agreed to sign a confidentiality agreement. Houlihan Lokey advised the Special Committee that, during these discussions, Merrill indicated that, absent additional information concerning the Company and the proposed transaction, including details of the valuation analysis prepared by Houlihan Lokey, Merrill would not provide the Company with specific guidance on the price per share of the series A preferred stock that Merrill would view as acceptable in the context of a strategic transaction. The preferred board representatives then joined the meeting. The Special Committee informed the preferred board representatives that the feedback generally being received by Houlihan Lokey was that the Company's preferred stockholders wanted liquidity. Notwithstanding the fairness of the aggregate consideration being proposed and the desire of the Company's stockholders for liquidity, the Special Committee indicated to the preferred board representatives that their proposed allocation was problematic for the Special Committee because, under such proposal, the series A stockholders will receive an amount per share at the lower end of Houlihan Lokey's valuation range while the series B stockholders would receive an amount per share above Houlihan Lokey's valuation range. The preferred board representatives stated that they had reviewed the valuation analysis provided by Houlihan Lokey but still supported an allocation of proceeds among the various classes of $16.25 for the series A preferred stock, $8.66 for the series B preferred stock and $0.18 for the common stock and that the preferred board representatives would support the transaction at that allocation. The preferred board representatives were then excused from the meeting and the members of the Special Committee discussed the allocation matter further.

        The Special Committee then met on June 9, 2003. At this meeting, Winston & Strawn LLP reviewed the terms of the proposed merger agreement, the related amendment to the partnership agreement of the Company's operating partnership and the proposed form of amendment to the Company's charter with the Special Committee and the board of directors.

        On June 9, 2003, Houlihan Lokey reported to the Special Committee, based on its continuing discussions with Merrill, that Merrill expressed a strong desire for liquidity at a reasonable allocation but would not commit to a specific price for its shares. Houlihan Lokey further reported to the Special Committee that while Merrill, through its counsel, had indicated that a price of $16.00 per share to the holders of series A preferred stock was too low. Houlihan Lokey also reported that Fortress had indicated a willingness to consider a price of between $16.00 and $20.00 per share of series A preferred stock. Houlihan Lokey further reported that, in addition to Merrill, substantially all of the series A and series B preferred stockholders that it had contacted during this process expressed a desire for liquidity at a reasonable allocation. Houlihan Lokey, in expressing its view that the Lightstone proposal should be submitted for consideration by the Company's stockholders, noted that the Lightstone proposal was a result of an extensive marketing process, would offer immediate liquidity to the Company's stockholders upon consummation and would provide an aggregate consideration that Houlihan Lokey had previously preliminarily indicated to the Special Committee would be fair to the Company's stockholders collectively. After further discussion, the Special Committee voted to recommend to our board of directors that: (i) the Company be authorized, subject to negotiation of definitive agreements in acceptable form, to enter into an agreement with Lightstone pursuant to which Lightstone would acquire all of the outstanding capital stock of the Company for an aggregate price of $115 million and (ii) the merger consideration payable to the Company's stockholders be allocated as follows: $16.25 per share to the series A stockholders, $8.66 per share to the series B stockholders and $0.18 per share to the common stockholders.

        The Special Committee informed our board of directors that in recommending this allocation it took into account a variety of factors including the views of the preferred board representatives. The Special Committee also took into account that the buyer required the preferred board representatives to enter into voting agreements as a condition of going forward with the transaction. The Special Committee further informed our board of directors that, given the size of Mr. Amster's holdings and the likely influence that a "no" vote by the preferred board representatives would have over the other preferred stockholders, it believed that the support of the preferred board representatives was crucial to having the transaction approved by the Company's preferred stockholders.

        On June 9, 2003, our board of directors, after receiving a report of Houlihan Lokey consistent with that delivered to the Special Committee and considering the Special Committee's recommendation on allocation, voted to adopt the Special Committee's recommendation by a vote of six to one, with Mr. M. Reschke dissenting and Ms. Sharon Sharp being absent. In dissenting, Mr. M. Reschke expressed his views that (i) the total consideration payable by Lightstone was inadequate, (ii) the allocation of such consideration among the Company's stockholders was objectionable, (iii) other alternatives available to the Company, including the Alternative Transaction Proposal, would create more value for stockholders and (iv) the transaction was unlikely to be approved by the requisite vote of stockholders, resulting in considerable expense to the Company.

        The next meeting of the Special Committee was held on June 24, 2003. At this meeting, Mr. G. Reschke informed the Special Committee that the preferred board representatives indicated that they would no longer support the Lightstone transaction because they now felt that the aggregate consideration was inadequate. The preferred board representatives joined the meeting and were asked by the Special Committee to explain more fully their position. The preferred board representatives stated that it was now their belief that the equity value of the Company arguably exceeded the aggregate consideration offered by Lightstone, citing improvement in the Company's ability to obtain financing on more favorable terms, improvement in sales at the Company's centers and the recently announced purchase of an outlet center in Pennsylvania by another well-capitalized outlet center REIT as among the factors for their new position. They also indicated they were particularly concerned about the restrictions imposed by the proposed merger agreement on the Company's ability to refinance the $262 million mega deal loan which matures on November 11, 2003. The preferred board representatives offered to meet with Mr. Lichtenstein to persuade him to improve the terms of Lightstone's offer. The Special Committee asked management to arrange the meeting. After the preferred board representatives left the meeting and after additional discussion, the Special Committee reaffirmed its recommendation with respect to the allocation reached at the June 9, 2003 Special Committee meeting and approved by our board of directors on June 9, 2003. The Special Committee reported to our board of directors that it had reaffirmed its allocation recommendation and had instructed management of the Company to discuss with Lightstone modifications of some of the restrictions on refinancing the mega deal loan. The Special Committee also informed our board of directors that the Special Committee had approved the request of the preferred board representatives to meet with Lightstone to determine if, among other things, the amount of consideration to be paid by Lightstone could be increased.

        On June 29, 2003, the Company issued a press release disclosing the limited discussions among certain preferred stockholders in accordance with the terms of the confidentiality agreements.

        On June 30, 2003, the preferred board representatives met with Mr. Lichtenstein to discuss the possibility of Lightstone improving the terms of its offer. Although Mr. Lichtenstein did not agree to increase the aggregate consideration to be paid, sufficient other terms of the transaction were improved, specifically terms relating to certain of the restrictions on the mega deal loan refinancing, such that the preferred board representatives reported to Mr. G. Reschke that they would now support the transaction at an aggregate purchase price of $115 million. The final terms of the merger agreement provide that the Company is restricted from negotiating or discussing the refinancing of the properties securing the mega deal loan with any lenders until September 15, 2003, at which time the Company is only able to enter into refinancing discussions with certain enumerated lenders. After November 11, 2003 the Company may seek refinancing from any other lenders. In addition, the Company is precluded from closing any loans relating to mega deal until November 11, 2003. The November 11, 2003 date may be extended until January 11, 2003, at the election of Lightstone, if Lightstone elects to (i) pay (A) one-half of the additional interest incurred by the Company between November 11, 2003 and December 31, 2003, and (B) all of the additional interest incurred by the Company between January 1, 2004 and January 11, 2004, if so extended, in respect of the mega deal loan and (ii) loan the Company any shortfalls in cash flow that results from the requirement under the mega deal loan that additional cash flows be applied to the repayment of such loan after November 11, 2003.

        On July 1, 2003, the Special Committee, and later that same day, the board of directors, met. At these meetings, Winston & Strawn LLP reviewed the terms of the proposed merger agreement, the related amendment to the partnership agreement of the Company's operating partnership and the proposed form of amendment to the Company's charter with the Special Committee and the board of directors. Houlihan Lokey also reported that, based upon the information available to it as of such date, its concluded estimate as to the range of values for each class of the Company's capital stock, considered independently as of the date of the Special Committee meeting, had changed slightly from the ranges provided on May 14, 2003 to $16.11 to $18.61 per share for the series A preferred stock, $6.15 to $7.24 per share for the series B preferred stock, and $0.14 to $0.15 per share for the common stock.

        On July 1, 2003, Mr. G. Reschke informed the Special Committee that the preferred board representatives had agreed to support the transaction with Lightstone and were willing to sign agreements obligating them to vote in favor of the transaction. Mr. G. Reschke also reported that Mr. M. Reschke continued to oppose the transaction. After further consideration, the Special Committee unanimously voted to recommend to our board of directors the approval of the merger agreement with Lightstone and the transactions contemplated thereby and reaffirmed an allocation of $16.25 per share to each series A preferred stockholder, $8.66 per share to each series B preferred stockholder, and $0.18 per share to each common stockholder previously approved by the Special Committee on June 9, 2003.

        On July 1, 2003, based on the recommendation of the Special Committee, our board of directors approved by a vote of seven to one, with Mr. M. Reschke dissenting for the reasons he noted at the meeting of June 9, 2003, the merger agreement with Lightstone and the transactions contemplated thereby, including, but not limited to, the proposed amendment to the partnership agreement of the Company's operating partnership and the proposed form of amendment to the Company's charter, and reaffirmed the allocation of merger consideration previously approved by the board on June 9, 2003, subject to the receipt of a fairness opinion from an affiliate of Houlihan Lokey and the execution of voting agreement between the preferred board representatives and the buyer.

        On July 8, 2003, the Company and Prime Outlets Acquisition Company, LLC, an affiliate of Lightstone, entered into a merger agreement and issued a joint press release announcing the execution of the merger agreement. In connection therewith, Mr. Amster and Mr. Skoien entered into agreements to vote their shares in favor of the transaction unless the board of directors' recommendation in favor of the transaction is withdrawn.

        During the next week the Company received separate communications from Merrill and Fortress, each stating that the proposed allocation was inadequate and on July 16, 2003, the Company issued a press release announcing that it had received communications from Merrill and Fortress that the proposed allocation of $16.25 per share of series A preferred stock was inadequate.

        On August 5, 2003, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K containing background information concerning the proposed transaction, a summary of the analysis relating to Houlihan Lokey's fairness opinion and a copy of such fairness opinion. In connection with this filing, the Company announced that this information was being made available in response to certain stockholders' requests for information concerning the transaction and in order to facilitate discussions with or among stockholders concerning the transaction.

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  Exhibit 99.1